Exhibit 99.1

LPL FINANCIAL ELECTS VIET DINH TO BOARD OF DIRECTORS

Former U.S. Assistant Attorney General for Legal Policy Joins Firm’s Board Effective September 28
BOSTON - September 28, 2015 - LPL Financial LLC, the nation's largest independent broker-dealer*, a custodian for registered investment advisors (RIAs), and a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ: LPLA), today announced that Viet D. Dinh has been elected to the Board of Directors of LPL Financial Holdings Inc. Dinh will also serve on the Nominating and Governance Committee of the Board.
Dinh brings strong experience in transactional, compliance and corporate governance matters to LPL. He is currently a partner of Bancroft PLLC, a law and strategic consulting firm that he founded in 2003. Prior to that, he served as U.S. Assistant Attorney General for Legal Policy from 2001 to 2003.
“We are pleased to welcome Viet to the LPL Board,” said LPL Chairman and CEO Mark Casady. “Viet is an expert on corporate governance issues and has deep experience in counseling corporations and their leadership. His legal expertise and government experience will be great assets to the Board as the industry continues to navigate regulatory change.”
In addition to his duties at Bancroft PLLC, Dinh is also a Professional Lecturer in Law and Distinguished Lecturer in Government at Georgetown University, where he specializes in corporations and constitutional law. He also serves on the boards of Twenty-First Century Fox, Inc. and Revlon, Inc.
“I am pleased to accept the opportunity to join the LPL board,” said Dinh. “I strongly believe in LPL’s mission that objective guidance is a fundamental need for everyone, and I look forward to being able to play a role in ensuring that mission is met.”
*Based on total revenues, Financial Planning magazine, June 1996-2015
About LPL Financial
LPL Financial, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ:LPLA), is a leader in the financial advice market and serves $486 billion in retail assets. The Company provides proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to more than 14,100 independent financial advisors and more than 700 banks and credit unions. LPL Financial is the nation's largest independent broker-dealer since 1996 (based on total revenues, Financial Planning magazine, June 1996-2015), is one of the fastest growing RIA custodians with $112 billion in retail assets served, and acts as an independent consultant to over an estimated 40,000 retirement plans with an estimated $120 billion in retirement plan assets served, as of June 30, 2015. In addition, LPL Financial supports approximately 4,300 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms, and technology solutions. LPL Financial and its affiliates have 3,385 employees with primary offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.
Securities and Advisory Services offered through LPL Financial. A Registered Investment Advisor, Member FINRA/SIPC. LPL Financial and Bancroft PLLC are not affiliated entities.

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